AMENDMENT TO TRANSFER AGENCY AND SERVICES AGREEMENT

         Amendment, dated as of April 18, 2008, to the Transfer Agency and Services Agreement, as amended and restated, dated as of October 16, 2007, between Century Capital Management Trust, a Massachusetts business trust with its principal office and place of business at 100 Federal Street, 29th Floor, Boston, Massachusetts 02110 (the "Trust"), and Citigroup Fund Services, LLC, formerly known as Forum Shareholder Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Citigroup").


                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, effective as of October 16, 2007, the Trust and Citigroup entered into an amended and restated Transfer Agency and Services Agreement (hereinafter referred to as the "Agreement" and the terms of which are incorporated herein by reference and made a part hereof);

         WHEREAS, pursuant to Section 13 of the Agreement, Citigroup has requested that the Trust approve the assignment of the Agreement to Atlantic Fund Administration, LLC, a Delaware limited liability company with its principal office and place of business at Three Canal Plaza, Suite #600, Portland, Maine 04101 ("Atlantic");

         WHEREAS, each of the Trust and Atlantic has agreed that effective at the time that the Agreement is assigned to Atlantic, the Agreement shall be amended in accordance with the terms and conditions of this amendment.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended as follows:

         1. Defined Terms. Terms defined in the Agreement and used and not otherwise defined herein shall have the meanings given to them in the Agreement.

         2. Amendment of Section 11(d). Section 11(d) of the Agreement is amended by deleting the reference to "sixty (60) days'" and substituting in its place "one hundred twenty (120) days'".

         3. Agreement as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and this amendment shall be effective as of the date that the assignment of the Agreement by Citigroup to Atlantic is effective, as if executed on such date; provided, however, that if the assignment of the Agreement by Citigroup to Atlantic is not effective on or prior to September 30, 2008, then this amendment shall terminate on October 1, 2008 and shall thereafter be of no further force or effect. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

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         4. Full Force and Effect. If any term, provision, covenant or restriction of this amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this amendment, and the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         5. Governing Law. This amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within the State.

         6. Execution in Counterparts. This amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         7. Ratification, Adoption and Approval. In all respects not inconsistent with the terms and provisions of this amendment, the Agreement is hereby ratified, adopted, approved and confirmed.

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         IN WITNESS WHEREOF, the parties have caused this third amendment to be duly executed as of the day and year first above written.

                                    CENTURY CAPITAL MANAGEMENT TRUST


                                    By: /s/ Alexander L. Thorndike
                                        ----------------------------------------
                                        Name:  Alexander L. Thorndike
                                        Title:  Chief Executive Officer


                                    CITIGROUP FUND SERVICES, LLC


                                    By: /s/ Lisa J. Weymouth
                                        ----------------------------------------
                                        Name:  Lisa J. Weymouth
                                        Title:  Vice President

                                    ATLANTIC FUND ADMINISTRATION, LLC


                                    By: /s/ Stacey E. Hong
                                        ----------------------------------------
                                        Name:  Stacey E. Hong
                                        Title:  President